Exhibit 99

AZTAR

News Release

FOR IMMEDIATE RELEASE

AZTAR ANNOUNCES LIMITED OPENING
OF TROPICANA ATLANTIC CITY EXPANSION

           PHOENIX, Arizona - November 23, 2004 - Aztar Corporation (NYSE:AZR) today reported the limited opening of The Quarter at Tropicana - the multi-faceted major expansion of its flagship Tropicana Casino and Resort in Atlantic City, New Jersey.
           The doors of the expansion were opened with a brief ceremony at noon today, with all 502 rooms in the new Havana Tower and most of the retail stores open. The entertainment and restaurant establishments will open as their training periods are completed, with most of them expected to be open by mid-December. The first five levels of the 2,400-space parking garage also opened today, with the remaining five levels expected to be open by the end of December.
           Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.

# # #

The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates," "targets," or other words or phrases of similar import. Similarly, statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, the opening dates of the facilities not yet opened at The Quarter at Tropicana. For more information, review the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for January 1, 2004 and certain registration statements of the company.

For additional information, please contact Joe Cole, Vice President, Corporate Communications, at 602-381-4111.